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                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-99203 of Kroll Inc. on Form S-3 of our report dated August 30, 2002 (September 5, 2002 as to Note 16) related to the combined financial statements of Zolfo Cooper, LLC and Affiliates as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP



New York, New York
October 9, 2002